Exhibit 99.2

Nuvola, Inc.

Unaudited Pro Forma Condensed Consolidated Balance Sheets

Nine Months Ended September 30, 2015

	Nuvola, Inc.	Modern Round, LLC		Adjustments	Combined
Assets

Current Assets
Cash and cash equivalents	$231	$322,600	(e)	$(231)	$322,600
Prepaid expenses	—	101,086		—	101,086
Accounts receivable - related party	3,641	—	(b)	(3,641)	—
Available for sale securities	—	300,000		—	300,000
Notes receivable - related party	171,800	—	(b)	(171,800)	—

Total Current Assets	175,672	723,686		(175,672)	723,686

Other Assets
Property and equipment, net	—	36,233		—	36,233
Software, net	16,667	—	(d)	(16,667)	—
Other assets	—	71,952		—	71,952

Total Assets	$192,339	$831,871		$(192,339)	$831,871

Liabilities and Stockholders’ /Members’ Equity (Deficit)

Current Liabilities:
Accounts payable and accrued expenses	$58,399	$214,029	(e)	$(58,399)	$214,029
Notes payable - related party	76,793	—	(b)	(76,793)	—
Accrued interest payable	12,762	—	(c)	(10,061)	2,701
Convertible notes payable	225,000	—	(c)	(200,000)	25,000
Convertible notes payable - related party	244	—	(b)	(244)	—
Warrant liability	—	53,001		—	53,001

Total Liabilities	373,198	267,030		(345,497)	294,731

Stockholders’/Members’ Equity (Deficit)
Preferred Stock	—	—		—	—
Common Stock	776	—	(a)	34,701
			(c)	427	35,904
Additional paid-in capital	—	—	(a)	2,658,409
			(b)	(98,404)
			(c)	209,634
			(d)	(16,667)
			(e)	58,168
			(f)	19,600	2,830,740
Members’ equity	—	2,874,745	(a)	(2,874,745)	—
Accumulated deficit	(181,635)	(2,309,904	)(f)	(19,600)
			(a)	181,635	(2,329,504)

Total Stockholders’/Members’ Equity (Deficit)	(180,859)	564,841		153,158	537,140

Total Liabilities and Stockholders’/Members’ Equity (Deficit)	$192,339	$831,871		$(192,339)	$831,871

See notes to unaudited pro forma condensed consolidated financial statements

Nuvola, Inc.

Unaudited Pro Forma Condensed Consolidated Statement of Operations

Nine Months Ended September 30, 2015

	Nuvola, Inc.	Modern Round, LLC		Adjustments	Combined
Revenue - related party	$27,900	$—	(g)	$(27,900)	$—
Cost of Sales	(7,500)	—	(g)	7,500	—

Gross Profit	20,400	—	(g)	(20,400)	—

Operating Expenses	12,522	1,736,494	(f)	19,600	1,768,616

Other Income (Expense)
Interest Expense	13,655	—	(g)	(12,155)	1,500

	13,655	—		(12,155)	1,500

Net Loss	$(5,777)	$(1,736,494)		$(27,845)	$(1,770,116)

Loss per share
Basic and diluted loss per share					$(0.05)

Weighted average common shares outstanding - basic and diluted					35,904,033

See notes to unaudited pro forma condensed consolidated financial statements

Nuvola, Inc.

Unaudited Pro Forma Condensed Consoldiated Statement of Operations

	Year Ended December 31, 2014 Nuvola, Inc.	Inception, February 1, 2014, through December 31, 2014 Modern Round, LLC		Adjustments	Combined
Revenue - related party	$24,800	$—	(g)	$(24,800)	$—
Cost of Sales	(5,833)	—	(g)	5,833	—

Gross Profit	18,967	—	(g)	(18,967)	—

Operating Expenses	175,218	573,410	(f)	19,600	768,228

Other Income (Expense)
Interest Expense	9,107	—	(g)	(7,906)	1,201

	9,107	—		(7,906)	1,201

Net Loss	$(165,358)	$(573,410)		$(30,661)	$(769,429)

Loss per share
Basic and diluted loss per share					$(0.02)

Weighted average common shares outstanding - basic and diluted					35,904,033

See notes to unaudited pro forma condensed consolidated financial statements

Nuvola, Inc.

Notes to Unaudited Pro Forma Condensed Consolidated Financial Statements

Note 1 - Basis of Presentation

On December 31, 2015, Nuvola, Inc. (“Nuvola”) entered into a Merger Agreement (the Merger Agreement) with Modern Round, L.L.C. (“MR”). Under the terms of the Merger Agreement, Nuvola agreed to acquire (through a reverse acquisition transaction) all of the issued and outstanding member units of MR, including member units issuable upon the conversion of convertible promissory notes outstanding, in exchange for 34,701,248 shares of Nuvola common stock.

Upon completion of the acquisition, the then existing MR stockholders would own 34,701,248 (96.65%) of the 35,904,033 outstanding shares of the combined Company. Consequently, for accounting purposes, the transaction will be accounted for as a reverse acquisition, with MR as the acquirer. Subsequent to the consummation of the transaction, the historical financial statements of MR will become the historical financial statements of the combined company and the assumed liabilities of Nuvola will be accounted for as required under the purchase method of accounting. The results of operations of Nuvola will be included in the consolidated financial statements from the closing date of the acquisition. The purchase price is estimated to be equal to the proportional share of Nuvola ownership (3.35%) relative to the members’ equity of MR.

The pro forma condensed consolidated balance sheet shown on these pro forma statements is based on the historical balance sheet of Nuvola and MR as of September 30, 2015 and assumes that the merger transaction took place on that date. The pro forma condensed consolidated statement of operations is based on the historical statement of operations for Nuvola for the year ended December 31, 2014 and the historical statement of operations for MR for the period from inception, February 1, 2014, through December 31, 2014. The pro forma condensed consolidated statement of operations for the nine months ended September 30, 2015 is based on the historical statement of operations for Nuvola and MR for the nine months then ended. The condensed consolidated statements of operations assume the merger transaction took place as of the beginning of the periods presented.

The pro forma condensed consolidated financial statements may not be indicative of the actual results of the merger transaction. In particular, the pro forma condensed consolidated financial statements are based on management’s current estimate of the purchase price and the allocation of the purchase price, the actual amount and allocation of which may differ.

The accompanying pro forma condensed consolidated financial statements should be read in conjunction with the historical financial statements of Nuvola and MR, including the related notes and other financial information included in the filing.

Note 2 - Unaudited Pro Forma Adjustments

The unaudited pro forma adjustments to the unaudited condensed consolidated financial statements are as follows:

(a)	To reflect the reverse acquisition of Modern Round, LLC equal to the book value of Nuvola.

(b)	To reflect the forgiveness of the related party receivables and related party debt.

(c)	To reflect the conversion of convertible promissory notes into shares of Nuvola common stock.

(d)	To reflect the cancellation of the software license.

(e)	To reflect the payoff of Nuvola accounts payable as required by the Merger Agreement.

(f)	To reflect the value of common stock residing with Nuvola stockholders.

(g)	To reflect the assumption that upon the reverse merger Nuvola had no sales activity, only operating expenses and interest on convertible debt not converted prior to the merger.

Note 3 - Pro Forma Net Loss per Common Share

The unaudited pro forma basic and diluted net loss per share are based on the assumption that the number of shares of Nuvola common stock issued in connection with the reverse acquisition of MR were outstanding as of the beginning of the periods presented.